Exhibit 10.2

Execution Copy

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is dated as of September 27, 2018 (the “Effective Date”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation (“Landlord”), and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for certain premises located in the building in Riverfront Office Park at 101 Main Street, Cambridge, Massachusetts (the “101 Main Building”).

RECITALS:

A.Landlord and Tenant entered into that certain Lease dated for reference as of March 9, 2015, as amended by that certain First Amendment to Lease dated as of April 16, 2015 (the “First Amendment”) (as so amended, the “Lease”), for approximately 23,350 rentable square feet (“Premises”) on the tenth (10th) floor of the 101 Main Building.

B.Landlord and Tenant wish to enter into this Second Amendment to (i) extend the term of the Lease, and (ii) amend certain other terms and conditions of the Lease as hereinafter set forth.

C.All terms, covenants and conditions contained in this Second Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms.  All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2.Extension of Term.  The Term of the Lease is hereby extended for an additional term (the “Extended Term”) of five (5) years commencing on April 1, 2019 (the “Extended Term Commencement Date”) and expiring on March 31, 2024 (the “Termination Date”), unless extended or earlier terminated as set forth in the Lease.  The Extended Term shall be upon all of the terms and conditions of the Lease, except as otherwise expressly modified or amended in this Second Amendment.  As of the Effective Date, “Term” or “Term of this Lease,” as used in the Lease, shall be deemed to refer to the Term of the Lease, as herein extended for the Extended Term.

3.Rent Schedule.  Until the Extended Commencement Date, Tenant shall continue to pay Annual Rent as currently in effect per the Lease, without change.  Commencing as of the Extended Term Commencement Date and thereafter throughout the Extended Term, Tenant shall pay Annual Rent as follows:

Period	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
From April 1, 2019 through March 31, 2020	$90.00	$2,101,500.00	$175,125.00
From April 1, 2020 through March 31, 2021	$91.80	$2,143,530.00	$178,627.50
From April 1, 2021 through March 31, 2022	$93.64	$2,186,494.00	$182,207.83
From April 1, 2022 through March 31, 2023	$95.51	$2,230,158.50	$185,846.54
From April 1, 2023 through March 31, 2024	$97.42	$2,274.757.00	$189,563.08

All rental amounts are net of Tenant electricity.

4.Other Reference Page Amendments.  As of the Extended Term Commencement Date, the following Reference Page items are amended to read as follows:

(a)Base Year (Expenses):  2019

(b)Base Year (Insurance):  2019

(c)Base Year (Taxes):  Taxes for July 1, 2018 to June 30, 2019

(d)Parking:  19 parking passes at $325 per parking pass per month (see Article 39), which prevailing monthly parking charge is subject to increase from time to time as set forth in the Lease.  In addition, Landlord shall provide Tenant with an additional 5 parking passes on a “tenant-at-will” basis at the same prevailing parking charge, provided Landlord shall have the right to take back such tenant-at-will spaces upon six (6) months’ prior written notice to Tenant in the event that a portion of the garage is redeveloped into office space.  In no event shall such tenant-at-will spaces be allocated to another tenant in the Building.

5.Condition of Premises; Extended Term Improvements.

(a)Tenant is in possession of the Premises, and hereby accepts the Premises for the Extended Term in its AS IS condition, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations (including any Landlord’s Work), or to afford any allowance to Tenant for improvements or alterations to prepare or improve the same for Tenant’s use during the Extended Term, except as set forth in this Second Amendment.

(b)Tenant shall construct any improvements in the Premises required by Tenant for the Extended Term at Tenant’s sole cost and expense except to the extent that Tenant is entitled to receive the Second Amendment TI Allowance (as hereinafter defined) pursuant to the terms and conditions of Exhibit A attached hereto.   Before commencing any work in the 101 Main Building, Tenant and its contractor must acknowledge in writing that they have received, reviewed and agreed to be bound by Landlord’s Construction Rules and Regulations for the 101 Main Building.

6.Extension Option.  Landlord and Tenant hereby agree that Tenant’s right to extend the term of this Lease for one 5-year period, as set forth in Section 1 of the First Amendment, shall remain in full force and effect notwithstanding the extension of the Term effected by this Second Amendment.

7.Service Providers.  If Landlord or any affiliate of Landlord has elected or at any time during the Term elects to qualify as a real estate investment trust (a “REIT”), any services required or permitted to be performed by Landlord pursuant to the Lease , the charge or cost of which may be treated as impermissible tenant service income under the Laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager or by an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”) provided the cost of any such service is not in excess of market rates for such service if rendered by unrelated third parties.  If Tenant is subject to a charge under the Lease for any service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under the Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provision of such service.  Any charges payable by Tenant to the Service Provider shall not increase Tenant’s monetary obligations under the Lease above what would be due from Tenant if the payment was made directly to or the service performed by Landlord.

8.Commissions.  Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with this Second Amendment, other than Cushman & Wakefield and CBRE (the “Brokers”).  Landlord hereby agrees to pay the fees and commissions of the Brokers in connection with this Second Amendment pursuant to a separate written agreement.

9.Authority.  Each of the persons executing this Second Amendment represents and warrants that such entity has been and is qualified to do business in the state in which the 101 Main Building is located, that the entity has full right and authority to enter into this Second Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.  Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OF AC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701‑06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OF AC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

10.Incorporation.  Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder.  In the event of any conflict between the terms contained in this Second Amendment and the existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. Landlord and Tenant acknowledge that, as of the Effective Date, neither party (i) is in default under the terms of the Lease; (ii) has a defense, set off or counterclaim to the enforcement by the other party of the terms of the Lease; and (iii) is not aware of any action or inaction by the other party that would constitute a default by the other party under the Lease.

11.Successors and Assigns.  Each of the covenants, conditions and agreements contained in this Second Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees.  Nothing in this Section shall in any way alter the provisions of the Lease governing assignment or subletting.

12.Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  A facsimile or portable document format (PDF) signature on this Second Amendment shall be equivalent to, and have the same force and effect as, an original signature.

13.Limitation of Liability.  Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord and Tenant under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord or Tenant be liable to the other hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first written above.

LANDLORD:		TENANT:
RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ David F. Crane	By:	/s/ Manmeet S. Soni
Name:	David F. Crane	Name:	Manmeet Singh Soni
Title:	Vice President	Title:	Chief Financial Officer
Dated:	September 27, 2018	Dated:	September 24, 2018

EXHIBIT A

attached to and made a part of Second Amendment to Lease

between

RREEF AMERICA REIT II CORP. PPP, as Landlord and

ALNYLAM PHARMACEUTICALS, INC., as Tenant

101 Main Street, Cambridge, Massachusetts 02142

TENANT’S EXTENDED TERM WORK

1.Plans and Specifications.

1.1.1Tenant shall employ professionals reasonably satisfactory to Landlord for preparation of the necessary architectural, mechanical and electrical plans, drawings and specifications pertaining to the construction work which Tenant intends to perform in the Premises following the Effective Date (“Tenant’s Extended Term Work”).  Tenant, at its expense, shall furnish Landlord with architectural and design plans and specifications (“Tenant’s TI Plans”) prepared first in preliminary form (“Preliminary TI Plans”), and thereafter in working form (“Working TI Drawings”), and covering the Tenant’s Extended Term Work.  Tenant shall pay all costs and expenses relating to Tenant’s TI Plans (subject to Landlord’s obligations with respect to the Second Amendment TI Allowance (as defined below)).  All Tenant’s TI Plans shall meet the requirements set forth in Schedule II to Exhibit B of the Lease.

1.1.2Upon submittal of any portion of Tenant’s TI Plans, Landlord shall review Tenant’s TI Plans and shall either approve Tenant’s TI Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord’s approval of Tenant’s TI Plans shall not be unreasonably withheld, conditioned or delayed.  Landlord shall advise Tenant of its approval or comments on the Tenant’s TI Plans within ten (10) business days after Landlord’s receipt of the Tenant’s TI Plans.  In the event that Landlord shall disapprove of any portion of Tenant’s TI Plans, Tenant shall have fifteen (15) business days after Landlord’s notification of its disapproval to revise Tenant’s TI Plans and resubmit them to Landlord.  In the event Landlord fails to approve or disapprove Tenant’s TI Plans or any changes thereto within the time period set forth above, and if such failure continues thereafter for five (5) business days after Landlord’s receipt of a second notice from Tenant requesting action on Tenant’s TI Plans, Tenant’s TI Plans or the changes shall be deemed to be approved.

1.1.3After approval of Tenant’s TI Plans or any portion thereof, Tenant shall not materially modify, revise or change such Tenant’s TI Plans without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed.  If Landlord approves such request, the entire cost of such change, including the cost of revising Tenant’s TI Plans or preparing new plans, shall be borne by Tenant (subject to Landlord’s obligations with respect to the Second Amendment TI Allowance (as defined below)).

1.1.4Except for such matters, if any, as shall have been required by Landlord and not requested by Tenant, it shall be Tenant’s responsibility that the Tenant’s TI Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon written request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Tenant’s Extended Term Work to be commenced and continued to completion.

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2.Cost Estimates and Payment Protection; Second Amendment TI Allowance.

2.1Tenant is responsible for the entire “Cost of the Tenant’s Extended Term Work” (defined below), subject to Landlord’s obligation to pay the Second Amendment TI Allowance (defined below).  Prior to commencing any of the Tenant’s Extended Term Work, Tenant shall submit to Landlord a written estimate of the Cost of the Tenant’s Extended Term Work, based upon competitive bids or a fixed-price contract (a “Total Cost Estimate”).  To the extent that the Total Cost Estimate exceeds the Second Amendment TI Allowance (such excess, the “Excess Second Amendment TI Costs”) Landlord may require Tenant pay the Costs of the Tenant’s Extended Term Work on a pari passu basis with Landlord as such costs become due, in the proportion of Excess Second Amendment TI Costs payable by Tenant to the Second Amendment TI Allowance.

2.2Landlord shall contribute the Second Amendment TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant’s Extended Term Work.  Tenant may apply the Second Amendment TI Allowance for the payment of construction and other costs in accordance with the terms of this Exhibit A.

2.2.1Upon submission by Tenant to Landlord of (a) a statement (a “TI Fund Request”) setting forth the total amount of the Second Amendment TI Allowance requested, (b) a summary of the Tenant’s Extended Term Work performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Second Amendment TI Allowance then being requested, ( d) except with respect to the final TI Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant’s Extended Term Work performed that correspond to the TI Fund Request each in a form reasonably acceptable to Landlord and complying with applicable laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a TI Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers as a result of Tenant’s decision to pay for the Tenant’s Extended Term Work itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this Exhibit A), the amount of the Cost of the Tenant’s Extended Term Work set forth in such TI Fund Request or Landlord’s pari passu share thereof if Excess Second Amendment TI Costs exist based on the Total Cost Estimate.

2.3The Cost of the Tenant’s Extended Term Work is the total of all “hard” and “soft” costs for the design, permitting and construction of the Tenant’s Extended Term Work, and includes, without limitation, the following:

2.3.1All costs and expenses actually incurred by Tenant pertaining to the Tenant’s Extended Term Work and the construction thereof, including, but not limited to, costs charged by contractors, subcontractors, labor, materials, equipment and fixtures and general and other conditions costs and expenses in connection with the Tenant’s Extended Term Work;

2.3.2All costs and expenses of preparation of the plans for such construction, and site inspection and contract administration by Tenant’s consultants, project managers, consulting architects and/or engineers;

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2.3.3All costs of permits, licenses, taxes, fees, charges and other approvals required for the performance of Tenant’s Extended Term Work;

2.3.4A construction management fee to Landlord of 0.75% of the total of the costs under the foregoing paragraphs 2.3.1, 2.3.2 and 2.3.3, unless Tenant hires an architect, construction manager and project manager mutually acceptable to Landlord pursuant to Section 5.4 below, in which case no construction management fee shall be required; and

2.3.5Reimbursement to Landlord for its actual cost reasonably incurred for third-party architects, engineers and other professionals engaged for the purpose of reviewing and approving Tenant’s TI Plans and responding to Tenant’s requests to Landlord, in connection with Tenant’s Extended Term Work, with respect to changes, interpretations and approvals.

2.4Landlord hereby agrees to pay to Tenant toward the Cost of the Tenant’s Extended Term Work, the sum of $408,625.00 (the “Second Amendment TI Allowance”), to be disbursed as set forth in Sections 2.2 and 2.3 above.  If the total Cost of the Tenant’s Extended Term Work exceeds the Second Amendment TI Allowance, such Excess Second Amendment TI Costs shall be borne by Tenant.

2.4.1Tenant may requisition the Second Amendment TI Allowance at any time following the Extended Term Commencement Date to apply to costs in the costs categories set forth in Sections 2.3.1, 2.3.2, 2.3.3, and/or 2.3.4 above.  Notwithstanding anything in this Exhibit A or the Lease to the contrary, Tenant may requisition up to fifty percent (50%) of the Second Amendment TI Allowance in the aggregate for reimbursement of FF&E and/or as a credit against the Annual Rent payable during the Extended Term (which rent credit, if any, shall apply to the first month’s installment of Annual Rent during the Extended Term, or if the Extended Term has already commenced, the next monthly installment after Tenant’s notice to Landlord of its election to utilize the rent credit).  The balance of the Second Amendment TI Allowance that is not applied by Tenant toward FF&E and/or as an Annual Rent credit, may be applied toward Architectural, Engineering, Project Management Fees, Tel/Data and Hard Costs.     Tenant may requisition the Second Amendment TI Allowance at any time during the three (3) years after the Extended Term Commencement Date.

3.Contracts and Contractors for the Tenant’s Extended Term Work.  Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the Tenant’s Extended Term Work.  Tenant agrees to retain contractors, subcontractors and materialmen who are experienced in construction of space comparable to the Premises in the metropolitan area where the 101 Main Building is located and that are properly licensed for the work they are to perform.  Tenant shall provide Landlord with a list of all contractors, subcontractors and materialmen to be utilized by or for Tenant with respect to the Tenant’s Extended Term Work.  The mechanical, electrical and plumbing contractor must be satisfactory to Landlord in Landlord’ s reasonable discretion, and shall not be employed without Landlord’s written approval first obtained which approval shall not be unreasonably withheld, conditioned, or delayed.  Tenant and Tenant’s contractors shall use qualified craftsmen and laborers who are compatible with the trade unions operating in the 101 Main Building (if any) and Tenant shall take promptly upon Landlord’s written demand all reasonable measures necessary to avoid labor unrest in the Premises and in the 101 Main Building which is caused by Tenant or Tenant’s contractors.

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4.Construction.  Promptly upon Landlord’s approval of the Tenant’s TI Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals.  Upon issuance of such approvals, Tenant shall commence the Tenant’s Extended Term Work and shall diligently prosecute the Tenant’s Extended Term Work to completion.  Tenant agrees to cause the Tenant’s Extended Term Work to be constructed in a good and workmanlike manner using materials specified in the Tenant’s TI Plans or their reasonable equivalent, at its sole cost and expense in accordance with the provisions of the Lease.  Any reasonable out-of-pocket costs incurred by Landlord in providing utilities, the use of the freight elevator, supervision or other services needed solely for the accomplishment of the Tenant’s Extended Term Work shall be reimbursed by Tenant to Landlord.  Upon completion of the Tenant’s Extended Term Work, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested in writing by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof.  Landlord shall have the right to observe the performance of the Tenant’s Extended Term Work and Tenant shall take all such actions with respect thereto as Landlord may, in its good faith determination, deem advisable from time to time to assure that the Tenant’s Extended Term Work and the manner of performance thereof shall not be injurious to the engineering and construction of the 101 Main Building or the electrical, plumbing, heating, mechanical, ventilating or air-conditioning systems of the 101 Main Building and shall be in accordance with Tenant’s TI Plans and the provisions of the Lease.

5.Miscellaneous.

5.1All rights and remedies of Landlord herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies.  All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

5.2This Exhibit A shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise.

5.3Tenant shall, before commencing any of the Tenant’s Extended Term Work, and for so long as any Tenant’s Extended Term Work shall continue, comply with the insurance requirements in Exhibit B, Schedule I attached to the Lease.  In the event Tenant fails to so comply, Landlord shall have the option, but not the obligation to procure the required insurance and charge Tenant the cost of such compliance as additional rent.

5.4Tenant may elect to hire a mutually acceptable architect, construction manager and project manager for the Tenant’s Extended Term Work.  In the event Tenant so elects, Landlord shall not charge any coordination, overhead or contractor supervision fees.  The following design, project management and construction companies are deemed approved by Landlord for purposes of designing, managing and constructing Tenant’s Extended Term Work: Siena Construction Corp.; Symmes Maini & McKee Associates, Inc.; TRIA Architects, Inc.; and Lighthouse Electrical Contracting Inc.

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